ARTICLES OF AMENDMENT

FIRST:        Acacia Capital Corporation (the "Corporation") is a Maryland corporation whose mailing address is 4550 Montgomery Avenue, Suite 1000N, Bethesda, Maryland, 20814.

SECOND:    The Corporation is registered as an open-end company under the Investment Company Act of 1940.

THIRD:    In accordance with Section 2-605(a)(4) of the Corporations and Associations Article of the Laws of the State of Maryland, the Corporation does hereby change the name of the Corporation and its series as shown below, effective January 1, 1998:

Old Corporate Name: Acacia Capital Corporation

New Corporate Name: Calvert Variable Series, Inc.

Old Series Names    New Series Names

CRI Balanced Portfolio    Calvert Social Balanced
CRI Money Market Portfolio    Calvert Social Money Market
CRI Global Equity Portfolio    Calvert Social International Equity
CRI Capital Accumulation Portfolio    Calvert Social Mid-Cap Growth
CRI Strategic Growth Portfolio    Calvert Social Small-Cap Growth

FOURTH:    A majority of the entire Board of Directors expressly approved the amendment to change the names above.

FIFTH:    This amendment is limited to a change expressly permitted to be made without action by the stockholders, under Section 2-605 of the Corporations and Associations Article of the Laws of the State of Maryland.

IN WITNESS WHEREOF, Acacia Capital Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chairman of the Board of Directors on this 18th day of December, 1997. Under penalties of perjury, the matters and facts set forth herein are true in all material respects.

Acacia Capital Corporation

Acknowledgment: /s/ Barbara J. Krumsiek
Barbara J. Krumsiek
Chairman of the Board of Directors

ATTEST:    /s/ William M. Tartikoff
William M. Tartikoff
Secretary